EXHIBIT NO. 10.2


March 24, 2003


Mr. David L. Sokol
14025 Charles Street
Omaha, NE 68154

Mr. Gregory E. Abel
4710 Mills Parkway #402
West Des Moines, IA 50265

Dear David and Greg:

The Board of  Directors  of  MidAmerican  Energy  Holdings  Company  ("MEHC") is
pleased to award you the following incremental profit sharing plan in recognition of your past efforts and our expectation of your future contributions. Your existing employment agreements, salary, bonus, stock, stock option and benefit plans are unaffected by this incremental profit sharing plan (the "Plan").

The Plan consists of three potential award levels based upon which of the diluted earnings per share ("EPS") targets MEHC reaches over the 2003 through 2007 period. Each of you will receive such profit sharing amount no later than February 28, 2008 if you are employed by MEHC pursuant to and in compliance with your employment agreement through calendar year 2007 or your employment was terminated by MEHC without cause (as defined in your employment agreement) or by death.

The one time profit sharing amount which you each can achieve is as follows:

1. If MEHC's EPS for any calendar year through calendar year end 2007 are greater than $10.00 per share, but less than or equal to $11.14 per share, you each will receive $11,250,000.00; or

2. If MEHC's EPS for any calendar year through calendar year end 2007 are greater than $11.14 per share, but less than or equal to $12.37 per share, you each will receive $18,750,000.00; or

3. If MEHC's EPS for any calendar year through calendar year end 2007 are greater than $12.37 per share, you each will receive $37,500,000.00.


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Page Two
David L. Sokol and Gregory E. Abel
March 24, 2003

Such EPS will be determined as follows:

A. Such earnings shall be computed excluding the effects of these profit sharing amounts.

B.   Such earnings shall exclude capital gains and losses.

C. Reasonable dilution adjustments shall be made in the event of any dividend payments (excluding trust preferred payments)or similar events.

D. In the event that certain future transactions or acquisitions require that separate organizations or capital structures be developed, but which are managed by you and/or your team, then reasonable adjustments will be made to account for such separate structure as though they were part of MEHC.

E. Other than for items A through D above, the EPS shall be computed utilizing Generally Accepted Account Principles.

Any changes to this agreement require the approval in writing of (i) both the individual executives and (ii) the MEHC Compensation Committee of the MEHC Board of Directors.

Given the nature of this agreement there will likely be the need for adjustments to be made pursuant to items A through E above over time. Such adjustments will be made in good faith by a majority written agreement between David Sokol, Gregory Abel, Walter Scott, Jr., Warren Buffett, and Marc Hamburg or their designee. Such good faith determination shall be binding on all parties.

Please acknowledge your acceptance and agreement of this plan by signing and dating where indicated below. Best of luck in achieving your goal.

Accepted and Agreed                       Sincerely,


/s/ Gregory E. Abel    March 24, 2003     /s/ Walter Scott Jr.
-------------------    --------------     --------------------------------------
    Gregory E. Abel         Date          Walter Scott Jr., Chairman of the MEHC
                                          Compensation Committee of the Board
Accepted and Agreed                       of Directors


/s/ David L. Sokol     March 24, 2003
------------------     --------------
    David L. Sokol          Date

CC:  Warren E. Buffett